Exhibit 97

CGI INC.

INCENTIVE COMPENSATION CLAWBACK POLICY

1.	Purpose

This incentive compensation clawback policy (the “Policy”) has been adopted by the Board of Directors (the “Board”) of CGI Inc. (the “Company”) in order to allow the Board to require, in specific situations, the reimbursement of short-term or long-term incentive compensation received by a Covered Leader (as defined below).

2.	Definitions

For purposes of this Policy, the following terms shall have the meanings set forth below:

“Applicability Date” shall have the meaning ascribed thereto in Section 7.

“Board” shall have the meaning ascribed thereto in Section 1.

“Company” shall have the meaning ascribed thereto in Section 1.

“Covered Leaders” means the Company’s current or former Chief Executive Officer, President, Chief Financial Officer, Controller, any Vice-President of the Company in charge of a principal business unit, division or function, and any other current or former officer or person who performs a significant policy-making function for the Company, including executive officers of Company subsidiaries who perform such policy-making function, and any other individual designated from time to time by the Board as a “Covered Leader” for the purposes of this Policy;

“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements (including non-GAAP financial measures), and any measure that is derived wholly or in part from such measure;

“Incentive Compensation” means any compensation under the Company’s short-term and long-term incentive plans, including bonuses under the Profit Participation Plan, grants under the Share Option Plan for Employees, Officers and Directors of CGI Inc. and its Subsidiaries, awards under the Performance Share Unit Plan for Designated Participants of CGI Inc., the Share Unit Plan for Designated Leaders of CGI Inc. and its Subsidiaries, and any other compensation that is paid, granted, received, earned or vested from time to time, based wholly or in part upon the attainment of a Financial Reporting Measure;

“Policy” shall have the meaning ascribed thereto in Section 1.

“Restatement” means an accounting restatement of the Company’s financial statements resulting from any material non-compliance with any financial reporting requirements under applicable securities laws (other than the retrospective application of a change or amendment in accounting principles), including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period;

“Restatement Date” means the earlier to occur of (i) the date the Board, a committee of the Board or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare a Restatement; and

“Rule 10D-1 Clawback Requirements” shall have the meaning ascribed thereto in Section 4.

“Sarbanes-Oxley Clawback Requirements” shall have the meaning ascribed thereto in Section 8.

“Wrongful Act” means any gross negligence, intentional misconduct, theft, embezzlement, fraud or other serious misconduct.

3.	Covered Leader; Incentive Compensation

This Policy applies to Incentive Compensation received by a Covered Leader on or after the Applicability Date (a) after beginning services as a Covered Leader; (b) if that person served as a Covered Leader at any time during the performance period for such Incentive Compensation; and (c) while the Company had a listed class of securities on a recognized securities exchange. For purposes of this Policy, Incentive Compensation is deemed “received” in the Company’s fiscal period during which the financial reporting measure specified in the Incentive Compensation award is attained, even if the payment, grant, earning or vesting of the incentive-based compensation occurs after that period.

4.	Recoupment of Incentive Compensation

In the event of (i) a Restatement (whether or not a Covered Leader has engaged in a Wrongful Act) or (ii) if the Covered Leader has been involved in any Wrongful Act, the Board will review all Incentive Compensation paid or granted to, received or earned by, or vested in favour of, Covered Leaders on the basis of having attained any Financial Reporting Measure during the period covered by the Restatement or Wrongful Act.

The Company shall promptly recoup any Incentive Compensation paid or granted to, received or earned by, or vested in favour of, any current or former Covered Leader, if and to the extent that the Company determines that the Covered Leader would not have been entitled, in whole or in part, to the Incentive Compensation if (i) a Restatement had not been required; or (ii) if the Covered Leader committed or was involved in a Wrongful Act that resulted, or that was a significant contributing factor to, the Covered Leader becoming entitled to all or part of such Incentive Compensation.

In the case of a Restatement, the amount of Incentive Compensation to be recouped under this Policy, as determined by the Board, is the amount of Incentive Compensation received by the Covered Leader that exceeds the amount of Incentive Compensation that would have been received by the Covered Leader had it been determined based on the restated amounts.

Any amounts recouped shall be calculated by the Board in accordance with the Rule 10D-1 Clawback Requirements (as defined below) and without regard to any taxes paid by the Covered Leader in respect of the erroneously awarded Incentive Compensation. The Company is authorized and directed pursuant to this Policy to recoup Incentive Compensation in compliance with this Policy unless an independent committee of the Board (or the independent members of the Board) has determined that recoupment would be impracticable solely for the following limited reasons to the extent permitted by the New York Stock Exchange listing requirements (the “Rule 10D-1 Clawback Requirements”), and subject to the procedural and disclosure requirements set forth therein:

●	the direct costs of enforcing recoupment would exceed the amount recouped; or

●	recoupment would violate laws applicable in Canada.

5.	Limitation on Recoupment Period

Any recoupment under Section 4 of this Policy shall be in respect of Incentive Compensation received by any current or former Covered Leader during the three financial years immediately preceding the Restatement Date and shall be calculated in accordance with Section 4 above.

6.	Sources of Recoupment

The Board shall determine, in its sole discretion, the timing and method of any recoupment under Section 4 of this Policy, which may be made from any of the following sources: (a) direct reimbursement from the Covered Leader, (b) deduction from salary, wages and/or future payments, grants or awards of Incentive Compensation to the Covered Leader, or (c) cancellation or forfeiture of vested or unvested share options, performance share units or any other share-based or option-based incentive awards held by the Covered Leader.

7.	Effective Date

This Policy shall be effective as of November 7, 2023, the date on which it was approved by the Board. The terms of this Policy shall apply to any Incentive Compensation that is received by Covered Leaders on or after October 2, 2023 (the “Applicability Date”), even if such Incentive Compensation was approved, awarded, paid or granted to, earned by, or vested in favour of, Covered Leaders prior to the Applicability Date. This Policy and all determinations hereunder shall be interpreted and applied so as to comply with the Rule 10D-1 Clawback Requirements in addition to any other applicable laws.

8.	Additional Clawback Required by Section 304 of the Sarbanes-Oxley Act of 2002

In addition to the provisions described above, if the Company is required to prepare a Restatement, as a result of misconduct, with any financial reporting requirement under the securities laws, then, in accordance with Section 304 of the Sarbanes-Oxley Act of 2002, the

Chief Executive Officer and Chief Financial Officer (at the time the financial document embodying such financial reporting requirement was originally issued) shall reimburse the Company for:

●

Any profit participation (or bonus) or other incentive-based or equity-based compensation received from the Company during the 12-month period following the first public issuance or filing with the Commission (whichever first occurs) of such financial document; and

●	any capital gains realized from the sale of securities of the Company during that 12-month period.

To the extent that the Rule 10D-1 Clawback Requirements would provide for recoupment of incentive-based compensation recouped by the Company pursuant to Section 304 of the Sarbanes-Oxley Act, in accordance with Section 8 of this policy (the “Sarbanes-Oxley Clawback Requirements”), and/or any other recoupment obligations (including pursuant to employment agreements, or plan awards), the amount an applicable executive officer has already reimbursed the Company shall be credited to the required recoupment under the Rule 10D-1 Clawback Requirements. Recoupment pursuant to the Rule 10D-1 Clawback Requirements does not preclude recoupment under the Sarbanes-Oxley Clawback Requirements, to the extent any applicable amounts have not been reimbursed to the Company.

9.	Board Authority

Unless expressly stated in this Policy, all determinations, decisions and interpretations to be made under this Policy shall be made by the Board. Any determination, decision or interpretation made by the Board under this Policy shall be final, binding and conclusive on all parties. This Policy may be amended or terminated at any time by the Board.

10.	No Indemnification of Covered Leaders

Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any Covered Leader that may be interpreted to the contrary, the Company shall not indemnify any Covered Leaders against any losses resulting from the erroneous payment, grant or award of Incentive Compensation to or received or earned by, or vested in favour of, any former or current Covered Leader, including any payment or reimbursement for the cost of third-party insurance purchased by the Covered Leaders to fund potential recoupment obligations under this Policy.

11.	No Impairment of Other Remedies

This Policy does not preclude the Company from taking any other action to enforce a Covered Leader’s obligations to the Company, including termination of employment or institution of any proceedings.

12.	Successors

This Policy shall be binding and enforceable against all Covered Leaders and their beneficiaries, heirs, executors, administrators, or other legal representatives.